Exhibit 10.2

Via E-mail

May 4, 2026

Mr. Ted Papapostolou

Dear Ted:

As we have discussed, in connection with your promotion to President and Chief Executive Officer of Icahn Enterprises L.P. (the “Company”) and certain of its subsidiaries, we are pleased to offer you the compensation terms set forth in this letter, which will be effective as of May 6, 2026 (the “Effective Date”), with a term expiring on October 31, 2028 (the “End Date”), unless earlier terminated in accordance with this letter. Your principal place of employment shall continue to be at the Company’s offices in Sunny Isles, Florida. If your employment with the Company continues following the End Date, then, unless otherwise set forth in a written agreement between you and the Company, your compensation for any service with the Company and any subsidiaries following the End Date will be set forth by the Board (as defined below) in its sole discretion. Effective as of the Effective Date, this letter will supersede in its entirety your offer letter agreement with the Company, dated as of September 26, 2024 (as amended or supplemented, the “Prior Agreement”), including, without limitation, Exhibit A attached thereto, which Exhibit A is hereby expressly terminated in full and shall be of no further force or effect whatsoever, and you expressly acknowledge and agree that you do not have any rights to any further payment or compensation under the Prior Agreement (including such Exhibit A), except as expressly provided in the following paragraph.

You and the Company acknowledge and agree that the only payment to which you are entitled under the Prior Agreement as of the Effective Date is any accrued but unpaid (and prorated) portion of the Interim Payment (as defined in Exhibit A of the Prior Agreement) installment due as of the Effective Date for the Company’s payroll period in which the Effective Date occurs, which shall be paid on the Company’s next regular payroll date on the Company’s normal payroll schedule.

Effective as of the Effective Date, your bi-weekly base salary (“Base Salary”) will be $134,615.38 (annualized at $3,500,000), paid on the Company’s normal payroll schedule. You will continue to report to the Board of Directors of Icahn Enterprises G.P. Inc. (“IEGP”), the general partner of the Company (the “Board”), Carl C. Icahn, the Chairman of the Board of Directors, and any successors to the Chairman of the Board of Directors as may be designated by the Board.

Mr. Ted Papapostolou
May 4, 2026

In your position, you will be responsible for, among other things: (i) oversight of portfolio companies, (ii) performing duties regarding potential acquisitions and dispositions of businesses and assets and with respect to financing activities undertaken from time to time, (iii) providing your expertise in connection with the current and future business activities of the Company and other Designated Entities (as defined below), (iv) being the liaison with all of the Designated Entities, and (v) generally representing the Company and the other Designated Entities with respect to the executives and other personnel of the Designated Entities.

Additionally, you will serve on boards of directors of companies designated from time to time by the Company, will not resign during the then-current term as a director of any such company, and will resign from any such board upon the Company’s request that you do so. Any remuneration obtained by you as a result of acting as a board member of a public company will remain your property; provided that you will not be entitled to any such remuneration for serving on the board of any company of which the Company or its affiliates beneficially own, in the aggregate, voting securities that constitute at least 40% of the vote for directors of such company. You will travel, as reasonably requested by the Company, in connection with your duties, as well as in connection with service on such boards of directors.

Moreover, you are expected to diligently and conscientiously devote your entire time, attention, and energies to the Company’s business and will not pursue or be actively engaged in any other business activity, except that you will be permitted to serve on civic or charitable boards and to invest passively, in each case (x) solely to the extent that you provide advance written notice to the Company of such activities, and the Company determines that such activities will not create an actual or potential conflict of interest with the Company or any of its affiliates or otherwise interfere or detract from the performance of your duties, and (y) subject to the terms and conditions of the Company’s insider trading, ethics, and other policies.

Additionally, you will receive up to eleven (11) separate grants of deferred depositary units of the Company (each such grant, a “Quarterly Award”), pursuant to and subject to the terms and conditions of the Icahn Enterprises L.P. 2017 Long-Term Incentive Plan (as amended, or any successor thereto, the “Plan”), and the applicable deferred unit agreement, substantially in the form attached hereto as Exhibit A (the “Deferred Unit Agreement”), in accordance with the following:

●	you must remain in active employment in good standing with the Company on the date of an applicable Quarterly Award to be eligible to receive it;
●	the first (1st) Quarterly Award shall be granted effective as of the VWAP Calculation Date (as defined below) with respect to the Company’s quarterly earnings call for the first (1st) quarter of 2026 (scheduled for May 6, 2026), and each of the remaining ten (10) grants shall be granted effective as of the VWAP Calculation Date that corresponds to the applicable of the following ten (10) quarterly earnings calls (each quarterly earnings call, an “Earnings Call”) to which such VWAP Calculation Date relates (and the Company shall issue the applicable award to you on or promptly following the applicable VWAP Calculation Date);
●	the number of deferred depositary units of the Company granted with respect to each Quarterly Award shall be determined by dividing (x) $250,000, by (y) the volume weighted average price (“VWAP”) of one (1) depositary unit of the Company for the five (5) trading

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day-period commencing on the trading day immediately following the date of the applicable Earnings Call to which such Quarterly Award relates and ending on the fifth (5th) trading day thereafter (the “VWAP Calculation Date”), with such VWAP calculated in accordance with the Company’s then-applicable VWAP calculation methodology;
●	each Quarterly Award shall accrue dividend equivalents, as provided pursuant to the Deferred Unit Agreement;
●	all of the deferred depositary units subject to each Quarterly Award (and any corresponding dividend equivalents) will cliff vest and cease to be deferred units on the End Date, provided that you remain employed in good standing with the Company through the End Date; and
●	each Quarterly Award that vests in accordance with the foregoing (including any applicable dividend equivalents attributable to such vested Quarterly Award) will be settled in cash within sixty (60) days following the End Date, in accordance with the following procedure (the “Settlement Procedure”):
o	each vested deferred unit pursuant to each such Quarterly Award will be converted into a cash payment based on the VWAP of one (1) depositary unit of the Company for the one hundred eighty (180) day-period ending on the End Date, with such VWAP calculated in accordance with the Company’s then-applicable VWAP calculation methodology (for the avoidance of doubt, dividend equivalents will continue to accrue on such Quarterly Awards during the period from the End Date through the date that such Quarterly Awards are settled in cash (such period, the “Stub Period”), and you shall additionally be entitled to receive an additional cash dividend equivalent payment (without duplication of any dividend equivalent amounts that you have previously been credited or paid) on any dividends declared or paid within the Stub Period, with such additional cash dividend equivalents paid to you on the date of settlement of the Quarterly Awards (or, if such payment is not practicable, on the Company’s first (1st) regular payroll date following the date that the Quarterly Awards are so settled)).

For the avoidance of doubt, except for your Quarterly Award opportunity, from and after the Effective Date through the End Date (or, if earlier, the end of your employment with the Company), you shall not be entitled to participate in any other short-term or long-term incentive compensation program with respect to your employment under this letter (whether in the form of cash, equity, or equity-based awards), unless otherwise determined by the Board (or duly authorized committee thereof) in its sole discretion.

All of your compensation (including, without limitation, any payments in respect of the Quarterly Awards) is subject to withholding and other applicable deductions as required or authorized by law.

You will continue to be eligible to participate in the Company’s Paid Time Off (PTO) program, subject to the policies of the Company including any cap on accruals, which policies may change from time to time. Notwithstanding the terms of the PTO policy or any amendments thereto made following the date hereof, you will continue to be entitled to an aggregate of 27 PTO days annually

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and will receive a cash payment at the end of each year for any accrued but unused PTO days as calculated in accordance with the PTO policy in effect as of the date hereof.

You will remain eligible to participate in the Company’s benefits plans and programs (including group medical, dental, vision, and life insurance; disability benefits; and the Company’s 401(k) program) as may be made available by the Company from time to time and in accordance with the terms and conditions (including eligibility conditions) of the applicable plan or program. The Company reserves the right to add, change, or terminate benefits at any time including, but not limited to, those set forth above.

As a condition of your continued employment with the Company, you agree that during and after your employment you shall not disclose to any third party any confidential or proprietary information of the Company, any of its affiliates or subsidiaries, including, without limitation, Icahn Enterprises Holdings L.P., the Company’s 99%-owned subsidiary, and IEGP (collectively, the “Designated Entities”), or any of their respective owners, members, directors, managers, and employees (“Confidential Information”). You further agree that during and after your employment you will not disparage, verbally or in writing, any of the Designated Entities, including any of their respective owners, members, directors, managers, or employees, and their family members. In addition, the confidentiality policy that you signed remains in full force and effect. Nothing in this letter prohibits you from reporting any possible violations of federal law or regulation to, or filing a charge or complaint with, the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission, or any other federal, state, or local governmental agency or commission (“Government Agencies”), nor does it limit your ability to communicate with any Government Agencies, participate in any investigation or proceeding that may be conducted by any Government Agency, make any other disclosures that are protected under the whistleblower provisions of federal law or regulation, or exercise any protected rights that you may have under Section 7 of the National Labor Relations Act. You are not required to notify the Company that you will make or have made such reports or disclosures. Non-compliance with the disclosure provisions of this letter shall not subject you to criminal or civil liability under any Federal or State trade secret law for the disclosure of a Company trade secret if the disclosure is made: (i) in confidence to a Federal, State or local government official, either directly or indirectly, or to an attorney in confidence solely for the purpose of reporting or investigating a suspected violation of law; (ii) in a complaint or other document filed in a lawsuit or other proceeding, provided that any complaint or document containing the trade secret is filed under seal; or (iii) to an attorney representing you in a lawsuit for retaliation by the Company for reporting a suspected violation of law or to use the trade secret information in that court proceeding, provided that any document containing the trade secret is filed under seal and you do not disclose the trade secret, except pursuant to court order.

All processes, technologies, investments, contemplated investments, business opportunities, valuation models and methodologies, and inventions (collectively, “Inventions”), including, without limitation, new contributions, improvements, ideas, business plans, discoveries, trademarks, and trade names, conceived, developed, invented, made, or found by you, alone or with others, during your employment with the Company and its subsidiaries or affiliates, whether

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or not patentable and whether or not on the time of the Designated Entities or with the use of their facilities or materials, shall be the property of the applicable Designated Entity and shall be promptly and fully disclosed by you to such Designated Entity upon request. You shall, at such Designated Entities’ sole cost and expense, perform all necessary acts (including, without limitation, executing and delivering any confirmatory assignments, documents, or instruments requested by the Designated Entities) to vest title to any such Invention in any such person and to enable such person and the Designated Entities to secure and maintain domestic and/or foreign patents or any other rights for such Inventions.

Without limiting anything contained above, you agree and acknowledge that all personal and not otherwise public information about the Designated Entities, including, without limitation, their respective investments, investors, transactions, historical performance, or otherwise regarding or concerning Carl Icahn, Mr. Icahn’s family, and employees of the Designated Entities, shall constitute Confidential Information for purposes of this letter. In no event shall you, during or after your employment hereunder, disparage Mr. Icahn, Mr. Icahn’s family, or the Designated Entities, or any of their respective officers or directors.

You further agree not to write a book or article about the Designated Entities, Mr. Icahn, his family members, or any of the respective affiliates of any of the foregoing, in any media and not to publish or cause to be published in any media, any Confidential Information, and further agree to keep confidential and not to disclose to any third party, including, but not limited to, newspapers, authors, publicists, journalists, bloggers, gossip columnists, producers, directors, script writers, media personalities, and the like, in any and all media or communication methods, any Confidential Information.

In furtherance of the foregoing, you agree that following the cessation of your employment hereunder, the sole and only statements you will make about or concerning any or all of: Mr. Icahn, his family members, and the Designated Entities, or any of the respective affiliates of any of the foregoing, is to acknowledge that you are or were employed by the Company, and were its President and Chief Executive Officer starting on the Effective Date (and, prior to the Effective Date, its Chief Financial Officer).

In addition, you will continue to be subject to the extent permitted by state and local law to the non-solicitation and non-competition obligations enumerated below during your employment with the Company and for a period of one year following your termination of employment.

●	Non-solicitation. You will not, in any capacity, either directly or indirectly, induce, encourage, or assist any other individual or entity directly or indirectly, to: (A) hire or engage any employee of any Designated Entity (or any individual who was an employee of a Designated Entity within the 12 months preceding the date such hiring or engagement occurs) or solicit or seek to persuade any employee of any Designated Entity to discontinue such employment with such Designated Entity, (B) solicit or encourage any customer of a Designated Entity or independent contractor providing services to a Designated Entity to terminate or diminish its relationship with such Designated Entity, (C) seek to persuade any customer (or any individual who was a customer of a Designated Entity within the 12

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months prior to the date such solicitation or encouragement commences or occurs, as the case may be) or prospective customer of a Designated Entity to conduct with anyone else any business or activity that such customer or prospective customer conducts or could conduct with such Designated Entity, or (D) attempt to divert, divert, or otherwise usurp any actual or potential business opportunity or transaction that you learned about during your employment with the Company. For purposes of this paragraph, “in any capacity” includes, but is not limited to, as an employee, independent contractor, volunteer, or owner.

●	Non-competition. You will not, as principal, agent, owner, employee, director, partner, investor shareholder (other than solely as a passive holder of not more than 1% of the issued and outstanding shares of any public corporation), consultant, advisor, or otherwise howsoever participate in, act for, or on behalf of, or for the benefit of, own, operate, carry on or engage in the operation of or have any financial interest in or provide in any manner, directly or indirectly, financial assistance to or lend money to or guarantee the debts or obligations of any person carrying on or engaged in any business that is similar to or competitive with the business conducted by the Designated Entities during or on the date of termination of your employment.

●	Acknowledgement. You agree and acknowledge that the restrictive covenants set forth above (including, without limitation, the confidentiality, intellectual property, non-disparagement, non-solicitation, and non-competition provisions) are reasonable as to duration, terms, and geographical area and that they protect the legitimate interests of the Designated Entities, impose no undue hardship on you, are not injurious to the public, and that any violation of these provisions shall be specifically enforceable in any court with jurisdiction upon short notice. You agree and acknowledge that any breach of these provisions shall cause irreparable injury to the Designated Entities and upon breach of any such provision, the Designated Entities shall be entitled to obtain injunctive relief, specific performance, or other equitable relief, or pursue any remedies or relief available to them in law or equity (including, without limitation, monetary damages). If any of these provisions are adjudged by a court to be invalid or unenforceable, the same shall in no way affect any other circumstance or the validity or enforceability of any other provision set forth herein. If the scope of any provision (or any part thereof) is too broad to permit enforcement to its fullest extent, you agree that the court making such determination shall have the power to reduce the duration, area, and/or other aspects of the provision to the extent necessary to permit enforcement, and, in its reduced form, such provision shall then be enforceable and shall be enforced.

●	Florida CHOICE Act. You expressly acknowledge and agree that, in compliance with the Florida Contracts Honoring Opportunity, Investment, Confidentiality, and Economic Growth Act (the “CHOICE Act”), (i) the Company hereby expressly advises you of your right to seek legal counsel prior to entering into this letter (including with respect to the non-competition provisions contained herein), (ii) you have had a period of at least seven (7) days to consider the offer of the new terms and conditions of your continued employment pursuant to this letter prior to its expiration (and if you choose to execute this letter sooner, you have done so at your own free will and without any duress), and (iii) you

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will receive and use both Confidential Information and customer relationships over the course of your employment with the Company.

This letter does not constitute an employment agreement or contract. You understand that your employment is “at will” and can be terminated, with or without Cause (as defined below) and with or without notice, at any time (and you may resign, with or without Good Reason (as defined below)). Nothing contained in this letter shall limit or otherwise alter the foregoing.

“Cause” means, as determined by the Company in its sole discretion: (A) your willful failure to perform substantially your duties (other than any such failure resulting from incapacity due to documented disability); (B) commission of, or indictment for, a felony or any crime involving fraud or embezzlement or dishonesty or conviction of, or plea of nolo contendere to a crime or misdemeanor (other than a traffic violation) punishable by imprisonment under federal, state, or local law; (C) engagement in an act of fraud or other act of willful dishonesty or misconduct toward the Company or any of its related companies or affiliates, detrimental to the Company or any of its related companies or affiliates, or in the performance of your duties; (D) negligence in the performance of employment duties that has a detrimental effect on the Company or any of its related companies or affiliates; (E) violation of a federal or state securities law or regulation; (F) the use of a controlled substance without a prescription or the use of alcohol which, in each case, significantly impairs your ability to carry out your duties and responsibilities; (G) material violation of the policies and procedures of the Company or any of its related companies or affiliates; (H) embezzlement and/or misappropriation of property of the Company or any of its related companies or affiliates; or (I) conduct involving any immoral acts which is reasonably likely to impair the reputation of the Company or any of its related companies or affiliates.

A resignation for “Good Reason” shall mean a resignation by you that occurs promptly following the existence of an Uncured Employer Breach. An “Uncured Employer Breach” shall mean (i) a material breach of the terms of this letter by the Company, including the Company’s requiring your principal place of employment to be at an office location that is not in the city of Sunny Isles Beach, Florida, and/or (ii) a material change in the duties assigned to you which are so different in responsibility and scope so as to be materially adverse to you to the extent that you, acting reasonably, would be demeaned by such change, in each case if such breach or change continues following the fifth (5th) business day after prompt written notice by you detailing the circumstances of such breach or change has been delivered by (x) email and (y) personally by hand (or by certified mail return receipt requested) to Carl C. Icahn (or his successor).

If your employment ends for any reason, then, except as otherwise expressly provided below, you will solely be entitled to receive any Base Salary earned and accrued for periods prior to the cessation of your employment and not yet paid through the date of cessation of employment, as well as any accrued paid time off and other accrued health or welfare benefits, or vested Company 401(k) plan benefits, in each case in accordance with the terms and conditions of the applicable benefit plan or program.

If, prior to the End Date, the Company terminates your employment without Cause (including by reason of death or Disability, as defined in the Plan) or you resign for Good Reason, then (in each

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case, subject to your or your estate’s timely execution of, and continued compliance with, the Company’s standard form of general release of all claims and agreement containing non-disparagement and other restrictive covenant provisions (a “Release”), which Release has become fully effective and irrevocable within sixty (60) days following the date of such termination (the “Release Period”)):

●	the Company shall pay you a lump sum amount equal to $3,500,000, on the Company’s first (1st) regular payroll date that follows the date that the Release has become fully effective and irrevocable in accordance with its terms; provided, that if the Release Period spans two (2) calendar years, such payment shall not be made until the second (2nd) calendar year (the “Severance Payment”);
●	any outstanding and then-unvested Quarterly Awards (together with any accrued dividend equivalents applicable thereto) shall vest in full as of the date of such termination and will be settled in cash within sixty (60) days following the date of such termination, with such settlement processed in accordance with the Settlement Procedure (including, for the avoidance of doubt, the provisions regarding accrual of dividend equivalents during the Stub Period), except that for purposes of the Settlement Procedure as applied to such termination, all references to the End Date shall instead be deemed to refer to the date of such termination (including for purposes of defining the Stub Period); and
●	with respect to each Quarterly Award that had not been granted prior to the date of such termination but that you would have been eligible to receive had your employment continued through the End Date, you shall, in lieu of each such Quarterly Award, receive a lump sum cash payment at the same time as the Severance Payment is made equal to $250,000. By way of example and for illustrative purposes only, if, at the time of such termination, you had only been granted six (6) Quarterly Awards, the aggregate amount payable in lieu of such Quarterly Awards would be $1,250,000 (that is, $250,000 for each of the five (5) Quarterly Awards that you would have been eligible to receive had your employment continued through the End Date).

You will not be eligible to receive any other severance or similar payments or benefits other than as expressly described above and will not be entitled to participate in the Company’s severance pay plan or any other severance plan or program maintained by the Company or its affiliates, including, without limitation, the Icahn Enterprises Holdings L.P. Severance Pay Plan.

You hereby represent and warrant that since the commencement of your employment with the Company, you have not taken any actions, or failed to take any actions, that would constitute “Cause” as defined in this letter. You hereby represent and warrant that you are under no contractual or legal commitments that would prevent you from fulfilling your duties and responsibilities for the Company, including, without limitation, any employment, consulting, confidentiality, non-competition, trade secret, or similar agreement to which you are a party, nor any judgment, order, decision, or decree to which you are subject. You warrant that you are free to enter into this employment arrangement and to perform the services contemplated herein. You are not currently (and will not, to your best knowledge and ability, at any time during employment with the Company be) subject to any conflicting agreement, understanding, obligation, claim, litigation, or condition from any third party. You further agree and covenant that you will not

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improperly use or disclose in connection with your employment with the Company any confidential, proprietary, or trade secret information of any former employer or third party and will not bring onto Company premises or copy onto Company equipment or systems any unpublished documents, data, or information of any former employer or third party. You further represent and warrant to the Company that you are not currently and have never been the subject of any allegation or complaint of harassment or discrimination in connection with prior employment or otherwise, and you have not been a party to any settlement agreement or nondisclosure agreement relating to such matters.

Your employment will be subject to other policies, terms, and conditions that may be established or modified by the Company from time to time. By signing below, you acknowledge that no representations, oral or written, express or implied, have been made by the Company (x) as to any minimum or specified term or length of employment, or (y) that you may be terminated only for Cause or only after the Company engages in corrective action or counseling.

It is intended that payments and benefits pursuant to this letter shall be exempt from, or compliant with, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and all applicable regulations and guidance promulgated thereunder (“Section 409A”), and this letter shall be interpreted and construed in accordance with the foregoing. For purposes of Section 409A, each payment (including any payment or installment in a series of payments or installments) shall be treated as a “separate payment.” To the extent necessary to avoid the imposition of additional taxes, penalties, or interest pursuant to Section 409A, (x) any payment or benefit to be paid or provided upon your termination of employment (or term of similar meaning) shall only be made upon a “separation from service” within the meaning of Section 409A, and (y) if, at the time of your “separation from service” the Company determines that you are a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that you become entitled to on account of your “separation from service” constitutes “nonqualified deferred compensation” subject to Section 409A, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six (6) months and one (1) day following your “separation from service” and (B) your death. Reimbursement of any expenses that are taxable to you shall be paid as promptly as practicable following your providing appropriate itemization and substantiation of expenses incurred, and in all events on or before the last day of your taxable year following the taxable year in which the related expense was incurred. Reimbursements under this letter are not subject to liquidation or exchange for another benefit and the amount of such benefits and reimbursements that you receive in one taxable year shall not affect the amount of such benefits or reimbursements that you receive in any other taxable year. Notwithstanding anything to the contrary in this letter, in no event shall the Company or any of its affiliates be liable for any additional taxes, interest, or penalties imposed on you pursuant to Section 409A, all of which shall be your sole and exclusive responsibility.

No provision of this letter may be modified, altered, or amended, except by a written agreement signed by both you and the Company and no course of conduct or failure or delay in enforcing the provisions of this letter shall affect its validity, binding effect, or enforceability. This document sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein

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and supersedes any and all prior agreements or understandings between you and the Company with respect to the subject matter hereof (including, without limitation, the Prior Agreement).

The validity, interpretation, and performance of this letter shall, in all respects, be governed by the relevant laws of the State of Florida, without regard to any applicable state’s choice of law provisions. All disputes arising out of or related to this arrangement shall be submitted to the state and federal courts of Florida located in Miami-Dade County, and each party irrevocably consents to such personal jurisdiction and waives all objections thereto; provided, that the Company may elect to pursue, without having to post any bond in connection therewith, a court action to seek injunctive relief in any court of competent jurisdiction to enforce any of its rights hereunder, including, without limitation, to terminate the violation of any of its proprietary rights, including but not limited to trade secrets, copyrights, or trademarks as well as your restrictive covenants described herein.

We look forward to your continued success with our team! Please execute this letter within seven (7) days from the Effective Date to accept its terms and conditions.

*****

[signature page follows]

Very truly yours,

ICAHN ENTERPRISES L.P.

By:/s/ Andrew Teno________________________
Name:Andrew Teno

Title:President & Chief Executive Officer

cc: Jesse Lynn

AGREED AND ACKNOWLEDGED:

/s/ Ted Papapostolou__________________________
Ted Papapostolou

[Signature Page to Letter Agreement – T. Papapostolou]

Exhibit A

Form of Deferred Unit Agreement

See attached.